BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Certificate of Designation

for Nevada Profit Corporations

(Pursuant to NRS78.1955)

1.Name of corporation:

CannaSys, Inc.

2.By resolution of board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

On September 11, 2017, the Corporation’s board of directors adopted a resolution to amend the Corporation’s articles of incorporation to designate 2,000,000 shares of Series B Preferred Stock par value $0.001, with the powers, preferences, rights, qualifications, limitations, and restrictions set forth on the attached Certificate of Designation of the Rights, Privileges, and Preferences of Series A Preferred Stock.

3.Effective date of filing (optional): _____

4.Signature: (required)

/s/ Patrick G. Burke

Signature of Officer

CANNASYS, INC.

CERTIFICATE OF DESIGNATION OF THE

RIGHTS, PRIVILEGES, AND PREFERENCES OF

SERIES B PREFERRED STOCK

Pursuant to the provisions of Nevada Revised Statutes, Section 78.195, et seq., and the authority given by Article IV of the Amended and Restated Articles of Incorporation of CannaSys, Inc. (the “Corporation”), as amended, which authorized 5,000,000 shares of preferred stock, par value $.0.001, the Corporation hereby adopts the following Certificate of Designation of the Rights, Privileges, and Preferences of Series B Preferred Stock (the “Designation”):

FIRST: The name of the Corporation is CannaSys, Inc.

SECOND: On September 11, 2017, the Corporation’s board of directors adopted a resolution to amend the Corporation’s articles of incorporation to designate 2,000,000 shares of Series B Preferred Stock, par value $0.001.

THIRD: Accordingly, the Series B Preferred Stock will have the following powers, preferences, rights, qualifications, limitations, and restrictions, and the number of shares constituting this series

(a)Number of Shares and Designation. The Corporation hereby designates 2,000,000 shares of its authorized preferred stock as the Series B Preferred Stock, par value $0.001 (the “Series B Preferred Stock”).

(b)Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any other series of preferred stock that are in existence or may, from time to time, come into existence, the assets of the Corporation available for distribution to stockholders will be distributed ratably among the holders of the Series B Preferred Stock and the Corporation’s common stock, par value $0.001 per share (“Common Stock”), with each outstanding share of the Series B Preferred Stock being entitled to receive an amount or value equal to the Conversion Rate (as defined below) multiplied by the amount to be distributed to one share of Common Stock.

(c)Redemption. The Series B Preferred Stock does not have any redemption rights.

(d)Dividends. The Series B Preferred Stock will not be entitled to dividends unless the Corporation pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series B Preferred Stock will be entitled to receive dividends of cash or property in an amount or value equal to the Conversion Rate multiplied by the amount paid for one share of Common Stock. Any dividend payable to the Series B Preferred Stock will have the same record and payment date and terms as the dividend payable on the Common Stock.

(e)Conversion.

(i)Conversion at Holder’s Election. At any time after six months from the time the Corporation files an amendment to its articles of incorporation (“Amendment”) with the Nevada Secretary of State effecting an increase in authorized shares of the Common Stock (the “Recapitalization”) and before the second anniversary of the Recapitalization, shares of Series B Preferred Stock may be converted at the holder’s election into shares of Common Stock, at the “Conversion Rate” defined below, on written notice from holder to the Corporation of holder’s election to convert. Holders of Series B Preferred Stock are entitled to receive Common Stock at the conversion rate of one share of fully paid and nonassessable Common Stock for one share of Series B Preferred Stock (the “Conversion Rate”).

(ii)Mandatory Conversion. All shares of Series B Preferred Stock issued and outstanding as of the second anniversary of the Recapitalization will immediately and automatically convert into shares of Common Stock without any notice or action required on the part of the Corporation or the holder (“Mandatory Conversion”). At the consummation of the Mandatory Conversion, the holders of Series B Preferred Stock will be entitled to receive Common Stock at the Conversion Rate.

(iii)Obligation. The Corporation agrees that it will, in good faith, promptly take any and all such corporate action as may, in the opinion of its counsel, be necessary to expeditiously effect the conversion of all outstanding shares of the Series B Preferred Stock to shares of Common Stock, including using its reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the articles of incorporation to achieve the foregoing.

(iv)Conversion Procedure. The Corporation will use commercially reasonable efforts to issue or cause its transfer agent to issue the Common Stock issuable upon the conversion as soon as practicable after receipt of written notice to convert. The Corporation will bear the costs associated with the issuance of the Common Stock issuable upon the conversion. The Common Stock issuable upon the conversion will be issued with a restrictive legend indicating that it was issued in a transaction that is exempt from registration under the Securities Act of 1933, as amended, and that it cannot be transferred unless it is so registered or an exemption from registration is available in the opinion of counsel to the Corporation. The Common Stock issuable upon the conversion will be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and other securities issuable upon the conversion will be treated as a common stockholder of the Corporation at the close of business on the date of the written notice to convert. The certificates representing the Series B Preferred Stock will be cancelled on the date of the conversion.

(f)Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Series B Preferred Stock will be converted on a conversion will be subject to adjustment from time to time as hereinafter set forth:

(i)Stock Dividends, Recapitalization, Reclassification, Split-Ups. If, before the date of the conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization, or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the conversion will be increased in the same proportion as the increase in the number of outstanding shares of Common Stock.

(ii)Aggregation of Shares. If before or on the date of the conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on the conversion of the Series B Preferred Stock will be decreased in the same proportion as the decrease in the number of outstanding shares of Common Stock.

(iii)Change Resulting from Reorganization or Change in Par Value, etc. In case of: (1) any reclassification or reorganization of the outstanding shares of Common Stock that solely affects the par value of the shares of Common Stock; (2) any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock); or (3) any sale or conveyance of all or substantially all of the assets of the Corporation, in a single or series of related transactions, to another corporation or entity and the related dissolution of the Corporation, the holders of Series B Preferred Stock will have the right thereafter (until the conversion or its equivalent) to receive upon the conversion of the Series B Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon the reclassification, reorganization, merger, or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series B Preferred Stock is convertible immediately before such event; and if any reclassification also results in a change in the shares of Common Stock, then such adjustment also will be made.

(iv)Successive Changes. The provisions of this section will similarly apply to successive reclassifications, reorganizations, mergers, consolidations, sales, or other transfers.

(g)Voting Rights. The Series B Preferred Stock will be voted with the Common Stock as a single class and will not be entitled to vote as a separate class, except to the extent that the consent of the holders of the Series B Preferred Stock, voting as a class, is specifically required by the provisions of the corporation laws of the state of Nevada, as now existing or as hereafter amended. Each holder of Series B Preferred Stock will be entitled to 1,000 votes for each share of Series B Preferred Stock held on all matters submitted to a vote of the stockholders of the Corporation. Whenever holders of Series B Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting in a written consent setting forth the action so taken and signed by the holders of the outstanding shares of Series B Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Series B Preferred Stock will entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series B Preferred Stock.

(h)No Impairment. The Corporation will not, by amendment of its articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, and the Corporation, at all times, in good faith, will assist in carrying out all of the provisions of this section and in taking all action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

(i)No Fractional Shares and Certificate as to Adjustments. No fractional shares will be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued will be rounded to the nearest whole share. The number of shares issuable upon conversion will be determined on the basis of the total number of shares of Series B Preferred Stock the holder is, at the time, converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(j)Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof entitled to receive any dividend (other than a cash dividend) or other distribution; any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property; or any other right, the Corporation will mail to each holder of Series B Preferred Stock, at least 10 days before the date specified therein, a notice specifying the date on which any record is to be taken for the purpose of a dividend, distribution, or right, and the amount and character of such dividend, distribution, or right.

(k)Notices. Any notice required by the provisions of this Designation to be given to the holders of shares of Series B Preferred Stock will be deemed given if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at its address appearing on the Corporation’s books.

(l)Return of Status as Authorized Shares. Upon the conversion or any other extinguishment of the Series B Preferred Stock, the shares converted or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the articles of incorporation.

FOURTH: This Designation was duly adopted by the board of directors without stockholder action, and stockholder action was not required.

FIFTH: This Designation does not alter the preferences, limitations, or relative rights granted to, or imposed upon, any wholly unissued class of shares or any wholly unissued series of any class of shares.

IN WITNESS WHEREOF, the foregoing Certificate of Designation of the Rights, Privileges, and Preferences of Series B Preferred Stock has been executed this 18th day of September, 2017, by the undersigned, who affirms and acknowledges, that the foregoing is the undersigned’s act and deed and that the facts stated herein are true.

CANNASYS, INC.

By: /s/ Patrick G. Burke

Patrick G. Burke, Chief Executive Officer